QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.77

MERGER AGREEMENT

BY AND BETWEEN

UTSTARCOM TELECOM CO., LTD.

AND

GUANGDONG UTSTARCOM TELECOM CO. LTD.

June 10, 2002

        THIS MERGER AGREEMENT (the "Agreement") is made as of June 10, 2002 by and between:

        UTStarcom Telecom Co., Ltd. ("HUTS"), a wholly foreign owned enterprise incorporated under the law of People's Republic of China ("PRC") with its legal address at Buildings No. 2 and 3, Yile Industry Zone, No. 129 Wenyi Road, Hangzhou. Zhejiang Province, PRC (its legal representative is Ying Wu); and

        Guangdong UTStarcom Telecom Co. Ltd. ("GUTS"), a wholly foreign owned enterprise incorporated under the PRC with its legal address at No. 4, Yunshan East Road, Huizhou, Guangdong Province, PRC (its legal representative is Shao-Ning Chou).

        HUTS and GUTS are both subsidiaries of UTStarcom, Inc., and intend to make and implement a merger of the undertakings of GUTS with and into HUTS pursuant to the terms of this Agreement. The primary purpose of this merger is to consolidate the operations of GUTS and HUTS into one subsidiary entity, to improve the operational efficiencies of UTStarcom, Inc.

        IT IS AGREED as follows:

1.    MERGER

          1.1  Subject to the terms and conditions of this Agreement, the parties hereto agree to the merger of GUTS with and into HUTS (the "Merger") by means of absorption. In the Merger, HUTS shall be the surviving corporation and GUTS shall be dissolved and absorbed into HUTS.

          1.2  After the completion of the Merger:

            1.2.1 HUTS's name, address and legal representative shall remain unchanged.

            1.2.2 GUTS shall be dissolved and cancelled.

            1.2.3 The total amount of investment of HUTS shall be the sum of the total amount of investment of HUTS and GUTS, i.e., USD 28,000,000. The registered capital of HUTS shall be the sum of the registered capital of HUTS and GUTS, i.e., USD 16,440,000.

            1.2.4 100% equity of HUTS shall be held by UTStarcom, Inc.

            1.2.5 The Articles of Association of HUTS in effect immediately prior to the date of this Agreement shall remain unchanged except for necessary amendments in relation to this Merger and shall continue to be the Articles of Association of HUTS.

2.    MERGER OF PROPERTIES, ASSETS AND LIABILITIES

          2.1  All properties, assets, rights, debts and other obligations of GUTS shall be merged into HUTS unconditionally pursuant to Appendix I.

3.    ALLOCATION OF EMPLOYEES OF GUTS

          3.1  All employees of GUTS shall be allotted pursuant to Appendix II.

4.    COMPLETION

          4.1  The completion of the Merger shall take place subject to the satisfaction of the following conditions:

            4.1.1 passing at a duly convened board meeting of either HUTS or GUTS of an ordinary resolution approving this Merger;

            4.1.2 duly execution of this Merger Agreement by HUTS and GUTS;

            4.1.3 all necessary approvals of the competent government authorities of the PRC having been obtained;

            4.1.4 the post-merger business license of HUTS having been issued by the competent government authority of the PRC ("Merger Date"); and

            4.1.5 HUTS and GUTS have completed all necessary publications, registrations and other matters in relation to this Merger as may be required pursuant to PRC laws and regulations.

          4.2  To satisfy the conditions set out in Clauses 4.1, each party agrees to:

            4.2.1 use all reasonable endeavors to do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things within their power to effect and complete the Merger on the terms and subject to the conditions herein and to give effect to all matters related to the Merger;

            4.2.2 co-operate with a view to obtain all necessary government approvals and comply with the legal requirements (including the making of announcements) in connection with the Merger being obtained or complied with; and

            4.2.3 provide the other party promptly with all necessary information reasonably required by such party for the preparation of any documents required for the Merger or under this Agreement.

5.    TRANSFER OF PROPERTIES, RIGHTS AND INTERESTS

          5.1  Upon obtaining the post-merger business license by HUTS, both parties shall co-operate with each other in transferring to HUTS all properties of GUTS and contracts and/or agreements effective as of the Merger Date to which GUTS is a party.

          5.2  The change-registration of the title to the real properties and intellectual properties of GUTS shall be completed within, three (3) months after the Merger Date. Other properties of GUTS shall be deemed as having been transferred to HUTS as of the Merger Date.

6.    CLEARANCE AND SUCCESSION OF CREDITS AND DEBTS

          6.1  Upon the completion of the Merger, all credits of GUTS shall be succeeded by HUTS.

          6.2  Both parties shall issue written notifications to its creditors within ten (10) days after obtaining the preliminary approval from the competent approval authority, and, within thirty (30) days, announce the Merger three times in a nationally circulated newspaper at or above the provincial level. Upon the requests of creditors, both parties shall make full repayment or provide corresponding security to such creditors. All debts pending as of the Merger Date shall be succeeded by HUTS.

7.    REPRESENTATIONS AND WARRANTIES

          7.1  Each party hereto represents and warrants to the other party as follows:

            7.1.1 The facts and information set out in this Agreement in relation to itself are true and accurate in all material respects;

            7.1.2 It is a company duly established under the laws of the PRC and has been in continuous existence since establishment, and is validly existing and in good standing under the laws of the PRC;

            7.1.3 It has the full capacity, right, power and authority and has taken all action necessary to execute and deliver this Agreement. The obligations of each party under this Agreement are legal, valid, binding and enforceable in accordance with their terms;

            7.1.4 Each of the party has obtained all necessary approvals, consents and permissions required in accordance with applicable PRC laws for it to exercise its rights and to undertake and to perform its obligations under this Agreement. All such approvals, consents and permissions are valid, subsisting and there is no circumstance known to each of the party that any such approvals, consents or permissions may be withdrawn, suspended or terminated. This warranty is given as at the completion of this Merger only;

            7.1.5 Neither the execution nor the performance of this Agreement or any document to be executed at or before the completion of this Merger will result in it losing the benefit of any asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement and which would have a material adverse effect an the business or operation of each party; or will conflict with, or result in a breach of, or give rise to an event of default under, or enable a person to terminate, or relieve a person from an obligation under, any agreement or arrangement to which each party is a party and which would have a material adverse effect on its business or operation; or any legal or administrative requirement by which it is bound and which would have a material adverse effect on its business or operation; and

            7.1.6 It is not involved in any legal proceedings which would reasonably be expected to have a material adverse effect on its business or operation as of the date of this Agreement.

            7.1.7 Each party intends that HUTS, as the surviving entity, shall continue to use those assets acquired and developed by GUTS during the latter's existence as part of the surviving entity's continuing business operations.

8.    TERMINAT1ON

          8.1  This Agreement shall terminate:

            8.1.1 at any time by mutual written agreement of the parties hereto; or

            8.1.2 the Merger is rejected by the competent government authorities.

          8.2  The termination shall not affect the rights and obligations of the parties accrued prior to such termination.

9.    GENERAL

          9.1  This Agreement shall become effective upon its duly execution by both parties.

          9.2  The failure to exercise or delay is exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy,

          9.3  This Agreement shall supersede all and any previous agreements, negotiations, understanding or arrangements between the parties hereto or any other matter referred to in this Agreement and all or any such previous agreements, negotiations, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

          9.4  If any term or provision of this Agreement shall become of be declared illegal, invalid or unenforceable for any reason whatsoever, such term or provision shall be severed from this Agreement and shall be deemed to be deleted from this Agreement provided always that if such deletion materially affects or alters the commercial basis of this Agreement, the parties shall negotiate in good faith to amend and modify the provisions and terms of this Agreement as may be necessary or desirable is the circumstances.

10.  COSTS AND EXPENSES

          10.1 each of the parties to this Agreement shall bear its own costs and expenses incurred in relation to the preparation of this Agreement; and

          10.2 the cost of implementing the Merger, including all stamp duty payable in respect of the carrying into effect of this Agreement and the Merger, shall be borne by the relevant party to this Agreement.

11.  LIABILITY FOR BREACH OF CONTRACT

          11.1 Each party hereto shall be liable to compensate the other party for any losses sustained thereby due to any breach conducted by such party of any representation or warranty made by such Party hereunder, or inaccuracy of its representations or warranties, or any breach or non-performance of any of its agreements, covenants and obligations hereunder.

12.  GOVERNING LAW AND DISPUTE RESOLUTION

          12.1 This Agreement shall be governed by and construed in accordance with the laws of the PRC.

          12.2 Any dispute arising out of or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules. Such arbitration shall be conducted in Beijing. The arbitral award shall be final and binding upon both parties.

        IN WITNESS, this Agreement has born entered into the day and year first above written.

UTSTARCOM TELECOM CO., LTD.
/s/ YING WU Authorized Representative
[Stamp]
GUANGDONG UTSTARCOM TELECOM CO. LTD.
/s/ SHAO-NING CHOU Authorized Representative
[Stamp]

Translation Certification

        I hereby certify, under penalty of perjury of the laws of the State of California, that I have provided English translations of the following documents, and that each such translation represents a fair and accurate English translation of the original Chinese document

  —
  Merger Agreement By and Between UTStarcom Telecom Co., Ltd. and Guangdong UTStarcom Telecom Co., Ltd., dated June 10, 2002.

Dated: August 3, 2002

By:	/s/ SHI WENQIAN Shi Wenqian Corporate Attorney—UTStarcom China Co., Ltd.

QuickLinks

MERGER AGREEMENT BY AND BETWEEN UTSTARCOM TELECOM CO., LTD. AND GUANGDONG UTSTARCOM TELECOM CO. LTD. June 10, 2002
Translation Certification